July 11, 2014

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Mary Beth Breslin and Joseph McCann

Re:	GI Dynamics, Inc.

Form 10

File No. 000-55195

Ladies and Gentlemen:

With respect to the above-referenced Registration Statement on Form 10, GI Dynamics, Inc., as “filing person” with respect to the Form 10, hereby acknowledges the following:

•	the filing person is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call Daniel H. Follansbee of our outside legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., at (617) 348-4474 with any comments or questions.

GI DYNAMICS, INC.

By:	/s/ Robert Crane
Robert Crane
Chief Financial Officer

25 Hartwell Avenue    •    Lexington, MA 02421    •    T 781.357.3300    •    F 781.357.3301    •    www.gidynamics.com